Exhibit 99.1

Solaris Oilfield
Q2 2018 Earnings Conference Call
August 2, 2018 at 8:30 a.m. Eastern

CORPORATE PARTICIPANTS Kyle Ramachandran – President and Chief Financial Officer Bill Zartler – Chairman and Chief Executive Officer Kelly Price – Chief Operating Officer

PRESENTATION

Operator

Good morning and welcome to the Solaris Oilfield Infrastructure Second Quarter 2018 Earnings Conference Call.  All participants will be in listen-only mode.  Should you need assistance, please signal a conference specialist by pressing the star key followed by zero.  After today’s presentation, there will be an opportunity to ask questions.  To ask a question, you may press star, then one on your telephone keypad.  To withdraw your question, please press star, then two.  Please note this event is being recorded.

I would now like to turn the conference over to Kyle Ramachandran, President and Chief Financial Officer.  Please go ahead.

Kyle Ramachandran

Good morning, everyone.  I’m joined today by our Chairman and CEO, Bill Zartler and our Chief Operating Officer, Kelly Price.

I’ll kick off the call with our standard cautionary remarks regarding the forward-looking nature of some of the statements that we’ll make today.  Such forward-looking statements may include comments regarding the future financial results and reflect a number of known and unknown risks.  Please refer to our press release issued Tuesday and the Form 10-Q filed yesterday along with other recent public filings with the Securities and Exchange Commission that outline those risks.

I would also like to point out that in our earnings release and in today’s conference call, we’ll discuss non-GAAP financial measures which we believe can be useful in evaluating our performance.  The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.  Reconciliations to comparable GAAP measures are available in our earnings release.

With that said, I’ll now turn the call over to our Chairman and CEO, Bill Zartler.  Bill?

Bill Zartler

Thank you, Kyle, and welcome, everyone.  We’re excited to speak with you all this morning about our results from the quarter and our outlook.

Before we get into that, I’d like to highlight some of the recent management changes that our Board of Directors has made.  As of July 30, 2018, I have resumed the position of Chief Executive Officer, in addition to my role as Chairman of the Board.  The Board has also appointed Kyle Ramachandran as President in addition to his duties as Chief Financial Officer.  Kelly Price continues as our Chief Operating Officer, where he’s done a tremendous job leading our growth in manufacturing, field operations, engineering and safety teams over the last 18 months.  Greg Lanham, our former CEO and Director has resigned effective July 30, 2018.

Personally, I am excited to return to the helm as the CEO, a position I held from our founding until early last year, prior to our IPO.  As a founder of Solaris, I’m very proud of our team and what we’ve accomplished so far, but we are not done.  The team is hungry to continue to build on our success with a culture, the people, and structure to drive our continued growth and execution as an industry-leading provider of innovative logistics solutions.

Shifting on to our second quarter of 2018 results, the team did an outstanding job executing on our organic growth strategy.  The team manufactured and delivered 24 new systems to our customers in the quarter, a new milestone for the company.  We ended the quarter with 122 systems in our fleet, which drove a 28% quarter-over-quarter increase in revenue days to a record 9,850 revenue days.  Increasing revenue days, coupled with the incremental activity at our Kingfisher facility led to a revenue of $47 million and adjusted EBITDA of $30 million for the quarter, with increases of 31% and 37% respectively.

Our customer demand for our systems is pervasive across US onshore oil and gas activity centers.  We currently have 28% of our systems in the Delaware Basin, 25% in the Eagle Ford, 21% in the Midland Basin, 13% in the SCOOP/STACK of Oklahoma, 7% in the Haynesville, 5% in the Marcellus/Utica, and 1% each in the Rockies and the Barnett.  Due to our customer demand, we expect to enter new basins in the coming months, including the Bakken and Canada.

As of today, we currently have 131 systems in the fleet, all of which are deployed to customers.  Based on market activity levels, we estimate that our current market share is approximately 28%.  We averaged between three and five 12-packs operating during the quarter and are currently running five.  We continue to have interested customers in certain locations where the additional storage provided by the 12 packs adds value.  Additionally, our three non-pneumatic kits are deployed in the field and we expect to deliver our fourth non-pneumatic kit early in the fourth quarter.

We believe our highly efficient, reliable and mobile systems, coupled with our supply chain software integration, will continue to drive market share growth.  We provide a product and a service that adds significant proven value to our customers operations and we are integrated into their supply chain processes.  Additionally our customers recognize the importance of maintaining safe work environments and Solaris is helping to improve well site safety.  Our systems are designed to reduce the number of personnel and moving parts required on the well site.

Because proppant is gravity fed into our systems, once sand is loaded into our silos, no incremental shuffling, lifting, or movement of cumbersome equipment is required.  New OSHA standards have introduced in June of this year have heightened focus on reducing respirable silica dust on well sites.  From the beginning, our systems have been built with a closed-loop flowing process to eliminate dust historically associated with the pneumatic delivery of sand.

We have recently designed and began field testing on additional control measures to reduce potential silica dust at the frac company’s blender.  Our new feature closes the exposure between the delivery belt and the blender and provides the integrated operations between the blender control system and our system, which allows the operator to control the two in sync.  This additionally eliminates personnel at the blender who would typically, visually monitor sand levels at the blender.

As a manufacturing and rental business, with the operating philosophy of a high level service organization, we’re in the position to refine, improve, and maintain our equipment and the offering constantly to ensure that our customers have access to the latest tools and keep our product ahead of the competition.

Shifting into our transloading facility in Kingfisher, Oklahoma, as a reminder, this is the only independent unit train transloading facility in the state.  We broke ground in August of 2017, and have recently completed the phase one construction and the facility is now fully operational.  Our team did a spectacular job getting the facility completed in less than a year.  There’s an updated picture of the facility in our presentation that’s been posted on the website.  We completed phase one at Kingfisher ahead of time and on budget.  We’re proud of this accomplishment and we have happy customers who are now saving money on their proppant supply.

We have now begun filling the permanent silos for our anchor customer. They provide 30,000 tons of source capacity which is the equivalent of approximately 260 railcars or more than 2 unit trains.  The storage facility is also designed to receive sand by truck to the extent our anchor customer wishes to forward stage regional sand.

From an activity standpoint, we’ve been very pleased with the increasing level of proppant that our customers have delivered to the Kingfisher facility.  As noted, in our press release, we have a total of five different customers delivering proppant to our facility including our anchor tenant.  Our proximal location to the play and the unit train capability has led to significant inbound requests for capacity.  We’re currently in discussions with providers of other well site consumable products for transloading services at the facility and we are evaluating the next phase of expansion.

Finally, we have continued to make progress on the software technology front.  Through Railtronix we have implemented our truck loading reconciliation solution.  Our customers source proppant from many different loading facilities, each with different reporting formats causing them to spend substantial time extracting, reconciling and reviewing the data.  Our reconciling solution uses a newly developed translation engine to standardize and automatically process the data from different formats, allowing our customers to review the data within our Railtronix supporting engine and platform.  We continue to see growth in our software offerings that both complement our physical services as well as help our customers manage their proppant supply.

Now, with that, I’ll turn it over to Kyle, who will have a more detailed financial review.  Kyle?

Kyle Ramachandran

Thanks, Bill.  As highlighted by Bill’s remarks, we continued to grow the business significantly in the second quarter, which translated into continued record operational and financial performance.  We generated 9,850 revenue days, $47.2 million of revenue and adjusted EBITDA of $30 million.  Relative to the first quarter of 2018, revenue days includes 28%, revenue increased 31% and adjusted EBITDA increased 37%.

When compared to the growth across industry standard data points, including rig count, well count, and frac fleet count, our business has grown and is still growing at a much more rapid rate than any single industry macro indicator.

During the second quarter, rental and service revenue grew a combined 29% versus the first quarter which is in line with the growth in revenue days. Our growth in system revenue this year has been a function of both deploying additional systems with legacy customers as well as adding new customers.  For example, we’ve seen a 42% increase in the number of systems deployed to folks who were renting our systems at the end of 2017.  In addition, we have seen a 19% increase in the absolute number of customers that we have versus the end of 2017.

Transloading revenue of the Kingfisher facility in the second quarter more than doubled on a sequential basis.  Activity ramped up in the quarter as three additional customers delivered volume during the quarter.

Finally, software services revenue grew by 6% versus the first quarter.

Gross profit defined as total revenue less the costs of proppant system rental and services, transloading services, and inventory software services, excluding depreciation and amortization expense, increased 33% to $33.1 million compared to $24.9 million in the first quarter, primarily due to the higher revenues and operating activity discussed.

Selling general and administrative costs and salaries, benefits, and payroll taxes decreased to $4.3 million from $4.5 million in the first quarter.  The decrease was primarily driven by a reduction in third-party professional fees.

Net income from the first quarter was $21.5 million, an increase of approximately 60% versus the first quarter.

Adjusted pro forma net income for the second quarter was $19.7 million or $0.42 per share, versus $14.5 million or $0.31 per share in the first quarter.  Our presentation of adjusted pro forma net income adjusts for certain items that we believe are non-recurring and also assumes the full exchange of all outstanding LLC units and Class B shares not held by Solaris, Inc. for Class A shares.  By assuming the full exchange of all outstanding Class B shares and Solaris LLC units, we present a net income and earnings per share that is more comparative with other companies that have different organizational and tax structures.

Total capital expenditures for the quarter were approximately $45 million.  During the second quarter, we added 24 systems to our fleet and made continued construction progress at our Kingfisher facility.  We believe these investments in our business will generate attractive long-term returns for our shareholders.

Regarding outlook, we expect to end the third quarter with 144 to 146 systems in the fleet and we expect to end the year with between 160 and 170 systems in the fleet.  We have a very close eye on the market and we will manage manufacturing operations in line with our forward visibility on activity levels.  We expect to use our operating cash flow, cash balance and modest borrowings under our credit facility to fund the remainder of capital expenditures in 2018.  We ended July with approximately $75 million of liquidity, the majority of which comes from our undrawn credit facility.

As we highlighted during our last call, we are positioned to begin generating meaningful free cash flow in 2019.  As founding investors in the business, we have been very disciplined in how we deploy capital from day one.  The vast majority of the capital we have deployed in the business to date has gone to manufacturing our mobile proppant management systems that generate high rates of return.  We believe our acquisition of Railtronix and the construction of the Kingfisher Facility also generate attractive returns on a standalone basis, while enhancing our rental equipment and service offering.  We are focused on generating long-term shareholder value and will deploy capital in align with that objective.

In connection with our expectations to begin generating positive free cash flow in 2019, we have commenced discussions with our board regarding returning capital to shareholders in various manners, which could include a share buyback program and/or an initiation of a modest dividend.  More to come on this matter in the future.

With that, I’ll now turn the call back to Bill.

Bill Zartler

Thanks, Kyle.  I’ll wrap up our prepared marks by touching on outlook.  Based on my experience of working in or around the energy business for the last 30-ish years, one thing I’ve learned is the industry is constantly changing and always faces new challenges.

When we think about the takeaway challenges that are the topic of discussion, lately in the Permian Basin, it feels like another hurdle that the industry must and will work through in short order.  There may be periods of activity disruption from lack of takeaway, but we believe the industry will find solutions and they’re usually much quicker than we expect.  There’s a lot of smart and highly incentivized folks looking to move every barrel of oil to a market.

As mentioned earlier, our systems are deployed across most US onshore oil and gas activity regions and our assets are highly mobile.  Our Permian customers have a significant baseload of activity in the basin and we expect that to sustain.  In fact, we have some operator customers today that are recently indicating to us an increase in their activity levels in the basin.

Switching gears a little bit on that is addressing competition, despite a rapid growth in market share expansion over the past few years, there are many folks that have developed next generation proppant management solutions and compete against us.  Many of these offerings and companies were in business before Solaris was, said another way, our industry subsector has been competitive for a long time and we expect that to continue and we expect to compete.

We have a unique model and are positioned to continue to grow share.  Our model is built on providing constantly improving solutions to our customers.  We operate a rental model and we control our manufacturing process.  This dynamic gives us the flexibility to constantly tweak and improve the system and subsequently apply changes across our entire fleet.  This process requires time, experience, and scale to execute well, all things that Solaris uniquely has.  Our rental model keeps us agnostic to choice of proppant or trucking and keeps our team focused on ensuring that we provide the most reliable system for the well site on the market.

Since our IPO in May of 2017, we have grown our systems deployed by more than 3.5 times, a rate that far outpaces any other solution.  The other solutions in the market today have been tested by virtually every pressure pumper and E&P company.  Our customers are shrewd consumers and they make procurement decisions based on the lowest all-in cost and value-added solution.

Lastly, we are continuing to move forward on our new product enhancement efforts on the next version of our well site inventory storage and delivery systems to accommodate liquid well site consumables such as chemical, acid and friction reducers.  Our efforts are focused on improving the way things are done, providing value-added service to our customers through supply chain efficiencies and better well site safety while generating attractive returns to SOI.

Customer feedback on our new system designs to date have been consistent.  There is a significant need for our new offering and we expect to have several customers or we do have several customers in line today for the pilot.  We expect the initial systems to be industry-tested in the fourth quarter.

As the industry has shifted towards a manufacturing approach to developing the resource, we have seen a continued decoupling of services and consumables.  Solaris continues to be the leading provider of cost savings and fit-for-purpose mobile infrastructure solutions that allow the industry to operate more efficiently and economically.  I’d like to say that Solaris is much more than just a silo company.

With that, we’d be happy to take your questions.

QUESTIONS AND ANSWERS

Operator

Thank you.  We will now begin the question and answer session.  To ask a question, you may press star, then one on your telephone keypad.  If you are using a speakerphone, please pick up your handset before pressing the keys.  To withdraw your question, please press star, then two.  At this time, we will pause momentarily to assemble our roster.

The first question will come from Jim Wicklund with Credit Suisse.  Please go ahead.

Jim Wicklund

Good morning, guys.

Bill Zartler

‘Morning Jim.

Jim Wicklund

And, Kyle, I have to tell you, I enjoyed listening to Kyle/President.  That had a ring to it.  So, congratulations.

Kyle Ramachandran

Thanks Jim.

Jim Wicklund

Condolences to you, Bill, for being back in the seat.  At the end, you kind of whipped through that talk of the future.  There’s no question that you guys have been wildly successful so far, but this is a life of what have you done for me lately.  The stuff you’re talking about, temporary buffer storage of everything that needs to be located at some point on the well site, do you have to buy somebody or something to get there, or is this going to be mainly an organic effort?

Bill Zartler

Right now, Jim, it’s an organic effort.  We have sort of looked around and when you’re putting together new products and new tools, we find it’s better to start with a bit of a blank slate, so all of our efforts to date around this have been organic.  We’ve talked to many sub-assembly suppliers, if you will, as well as our customers on their needs and integrated some of their ideas into how we’re designing it for the industry, and so, we’re on an organic trail here.

Jim Wicklund

Okay, and my follow-up, if I could, I know personally you’re involved in water.  I get asked by people all the time, because the water companies are pitching themselves as logistics, you’re pitching yourselves as logistics.  Is there a combination of your current business with water in any way, or is this just going to be chemicals and other things we think about around the wellbore?  Because, those have just completely different delivery mechanisms is what I’m thinking.

Bill Zartler

Yes, and I think that’s a good question.  The water business that our other company is focused on is really permanent infrastructure and large-scale, and it really is not a close fit.  There is certainly overlap in customers and attitude, but it’s much more of a pipeline and permanent midstream-esque infrastructure business, whereas what we’re working on organically within SOI is around specific well site tools and equipment in a slightly more traditional manner, if you will, around the services side of the business.

Jim Wicklund

Actually, that’s very helpful.  Thanks.

Bill Zartler

Thank you.

Jim Wicklund

Okay, that’s it.  I’ll come back in a while.

Operator

Our next question will come from Martin Malloy with Johnson Rice.  Please go ahead.

Martin Malloy

Congratulations on another strong quarter.  I wanted to ask about the impact of in-basin mines on demand for storage at the well site.  Some of these in many cases, I would imagine the in-basin mines are further away than terminals would be from the well site.  Are you seeing an increase in demand for buffer capacity at the well site as a result and is that impacting the demand for the 12 packs?

Kyle Ramachandran

Hi Marty, this is Kyle.  Absolutely.  As we’ve seen throughout the history of this business, the added buffer just provides such great safety, if you will, for our customers in terms of managing all the logistics upstream of the wellhead.  We have started to certainly see more and more local sand in the Permian Basin being delivered into our systems.  With the 12 pack, it’s really a function of two things.  It’s distance to terminal as well as just—or local mines—as well with complications on roads.

Certainly in the press, and anecdotally, we’re hearing more and more challenges on the local roads from the Permian mines to the well sites.  It’s getting dangerous out there and the more we can do to help our customers provide some insurance at the well site with more storage that certainly helps.

But then secondly, I think it’s important to note that more than just storage, we’re providing them with data that they can now manage multiple well sites and storage across those well sites such that if they slow down on one site, they can redeploy inbound trucks to another site.  I think it’s not only that physical buffer, but it’s also giving them the data to manage that as well.

Bill Zartler

Yes, I think one other point, Marty, is that in the traditional mode we are moving northern white into the market, you have incremental storage in rail cars.  When you’re running a mine, slowing that mine down for any reason is lost production, so the goal of the mining operations is to keep them running 24/7 if they can.  In order to do that, you need to be able to move the sand out of there at all times and having access to the information in terms of where the well site inventories are, how many you can go to whether it’s 12 packs or 6 packs that rail buffer is now out of the system and it increases the need for well site storage in general.

Kyle Ramachandran

The third thing would be trucking capacity and obviously, we continue to see tight trucking and by having a buffer, it just gives you again, more insurance to manage those key tightness’s you’ll see in the market.

Martin Malloy

Okay and my second question, just around your initiative on the storage of chemicals or liquids at the well site, can you help us a little bit in terms of what the scope what your scope might be in terms of revenue or EBITDA impact per well site?

Bill Zartler

I think it’s too early to give out information on that.  I think there is a tremendous logistics savings to be had around those products as well and the elimination and lowering of the totes and tote handling, the people required to do that people to manage the blending operations.  So those kind of things will be ultimately savings, but it’s too early to make a projection in terms of what our 2019 financial impact is from that business line.

Kyle Ramachandran

One thing I would note is based on our current efforts on the design, I would say, it’s more likely closer to half of the capital than our current system and that’s purely just from a storage capacity standpoint.  This isn’t likely to be six silos.  It’s likely to be something on the order of three.  So, it’s a smaller kit, if you will.

Martin Malloy

Great.  Thank you.

Operator

Our next question comes from George O’Leary with TPH and Company.  Please go ahead.

George O’Leary

‘Morning, Bill.  ‘Morning, Kyle.

Bill Zartler

‘Morning, George.

George O’Leary

I thought that commentary around—we’ve expected you guys to push into the Bakken at some point, but I thought that comment around Canada was interesting.  I guess, one, kind of what drove the decision to move there?  Obviously, it’s an addressable market for you guys, but kind of why now, how did that decision process go?

And then, two, how do you guys think about factoring spring breakup and that kind of downtick, and activity that happens on an annual basis there, and what are the levers you pull to make sure returns match those of the silo systems that you have deployed in the US at this point?

Bill Zartler

Those are good questions and we thought extensively about it, which is why we haven’t been in Canada so far.  One of the developments up there that has been attractive from our customer base is that they are in certain locations, in certain areas developing pads that are there to stay throughout the year and they have less breakup issues.  And so, that’s our focus for that market.  It’s targeted toward the operations that are 12 months a year operations or at least 11 months a year operations.

That said, we have been talking to folks about the Bakken for a long time and are finally making a decision, we have a critical mass to move some equipment up there.  It’s coming off the line and have the demand set moving up there and we’ll have enough systems to add the right number of folks up there and have the appropriate critical mass to monitor and service our equipment.

Kyle Ramachandran

And, I think, what we’ve seen in our business is the adoption across multi-basins with the same customers.  So, if we start in one basin with a customer, there’s quick adoption to say, hey, Solaris can you come to another basin with us and so, we’re seeing that.  We’ve had demand in the Bakken, in Canada from existing customers, and so as the business and fleet size matures, we will continue to extend into those basins.

And then, just more specifically in terms of the break-up, we’ve had several conversations with customers who’ve been in Canada for a very long time and their consistent feedback is every year the duration of the break-up continues to compress.  So as that continues, we think we’ll be a part of helping continue compression in that cycle.

George O’Leary

Okay, great.   That’s very helpful color and then, if I remember right, historically, you guys have had one service person per system, more or less, out in the field.  I think there was a goal through time and given the labor constraints we’re seeing out there, it would make sense that maybe you push towards this goal sooner rather than later of reducing that ratio and maybe going to a 1:2 ratio, one service person per system that is.  I guess, any update on the progress there?  Is that still a goal?  Just curious for any color on that front.

Bill Zartler

That’s still a goal.  We have seen the challenge, of course, is when our customers pay for those bodies, we of course, are going to have one full time, 12-hour a day shift, and then, we look at how we spread it across the basin.  If you take one person per system, that person can’t work 24/7 and the equipment’s working 24/7.  So, effectively, you are having one person spread out across multiple fleets.  It’s almost at a ratio at 3:1 when you look at the total hours per week and the monitoring time.

That said, we do not have a person at our equipment 24 hours a day nor do we need to.  It operates quite well and most of our customers are trained in its operation.  So, we are seeing a little bit of efficiency there, but it’s still, as we’ve grown rapidly, we’ve kept the ratio 1:1 just to ensure that we provide the quality and the service that our customers expect from us.

George O’Leary

Great, and then, I’ll sneak in one more if I could.  You guys mentioned in the press release a few days ago that market share is roughly 28%.  I think that’s up from 24% in the prior quarter.  I guess, thinking through just dynamics in the field and where your silos are best suited, particularly on the larger pads, what do you get to—what’s a realistic number from a market share perspective through time for the silo business?

Bill Zartler

Let me first start with the first comment you made, which was that they’re well-suited for larger pads. We actually, surprisingly enough see activity across all size jobs.  So, it’s not just the large pads and not just the large pads, it’s an effort-savings, time-saving, people-saving, logistic-saving piece of equipment in most job sizes.  So, that is certainly better the bigger it is, but it is not used exclusively and we see a lot to penetration and continued use on smaller jobs, if you will, or one and two well pads as we get it out there.  That’s really out there driving it.

It’s hard to see where ultimate market share is and things as they’ve gone we have displaced both sandkings over the last quarter and we’ve replaced box solutions.  So I think the evolution is this just is a piece of equipment that works very well.  Our reliability statistics are stunningly fantastic.

In terms of activity levels, it’s in the 10,000th of a percentage of NPT and that goes a long way with the customers, ensuring that we’re really offering an insurance program.  Everybody has insurance, so how big the market share goes, I don’t know, but we watch it closely.  We watch our forward demand and we’ll draw back capital spending as we see things in demand slow down a little bit, but right now, we see a continued path, at least through this year, to sort of have customer demand at the numbers that we suggested in the press release.

George O’Leary

Okay, thanks, Bill, thanks, Kyle.

Operator

Our next question will be from John Watson with Simmons & Company.  Please go ahead.

John Watson

Good morning, guys.

Bill Zartler

‘Morning, John.

John Watson

I want to start on Kingfisher.  If phase one is now complete, is there any change to the guidance that was given a year ago when the facility was announced?  I’m specifically interested in the anchor tenant potentially forward staging if that does anything to the margin profile that was originally guided to.

Kyle Ramachandran

Hi, John.  I think as far as the guidance that we previously provided, in that guidance we did not include any of the incremental customers that we’re seeing today and we’ve seen since commencing operations in January.  So, we’re not going provide, I don’t think, new numbers, but certainly, there are volumes going to the facility that we did not include in those numbers.

And then as far as forward staging, the customer requested that capability in the 30,000 tons of storage that we built.  So, this has always been a part of the model where they are looking for flexibility both to forward stage the local and as well as to unload unit trains.

John Watson

Okay, understood.  And then switching to the silo business, the guidance for Q4, as you mentioned, there might be a slowdown in completion activity.  I’m assuming that’s why there’s a potential for us not to get 24 for the quarter.  Is that right and can you speak to just probably what you’re hearing from customers with regard to activity in the back half of the year?

Bill Zartler

I think, John, as you may have seen, we have a tendency to want to beat our numbers rather than hit them.  So, the range we provided has 24 in the upper end and lower end is less than that.  I think we clearly are watching the market closely.  That’s the holiday month and it may be that we don’t work everybody over Christmas and we save two systems in the end of December.  So, I think it’s providing a little flexibility in the guidance in terms of what we do, but from a practical perspective, that is not reflecting a massive anticipation in the slowdown in the industry at all to achieve those numbers.  We still see the demand there.

Our customers are requesting more.  Some of them are moving around and some say that their Delaware Basin activity is going to pick back up in the fourth and the first quarter and they’re adding crews rather than deleting crews.  And so, that combined with movements into the Bakken, movements in the DJ, I think we’re still seeing activity in the Marcellus go pretty well and pickup.  And, that all combined, we still see growth by our customers.

Kyle Ramachandran

Yes, I think it’s important to recognize that obviously completions are the driver of the core of our sector, but there are secular changes in the OSHA regs that have gone in recently that are certainly going to drive continued demand for our systems.  So, certainly on the pressure pumping side, we’ve seen customers this year really take a hard look at ensuring that they’re doing all that they can to get in compliance with the new OSHA regs.  So, I think even in a flat or even in a declining completion pace, we’re going to continue to see share growth.

John Watson

Good to hear.  Thanks for that, guys.  One last one if I can sneak it in.  Any update on contracting and maybe an initial read on 2019 if you have it?

Kyle Ramachandran

Well, I think, obviously it’s a little bit early days to get into specifics there.  We are certainly engaged in conversations with our customers as to activity and forward look into 2019.  They’re starting to begin their budgeting process.

When I think about 2019, though, some anecdotes that I’ve heard recently, we had one customer that’s had as many as 15 stages a day completed.  So, I think what we’re seeing is folks are continuing to see greater and greater value out of what we’re doing, and our offering is not static.  So, we are continuing to make enhancements in the equipment, as Bill alluded to in his prepared remarks, around improving some of the components around the integration with the blender and also in the software side.  So, we’re making real strides on the integration of mine to wellhead and leveraging some third-party folks—to or partnering, rather, with some third-party folks to really ensure that we’ve got more than just a silo out there.

John Watson

Okay, thanks for that.  Congrats on another good quarter and congrats on the new roles guys.

Bill Zartler

Thanks.

Operator

The next question will be from Praveen Narra with Raymond James.  Please go ahead.

Praveen Narra

Hi, good morning.  I just wanted to come back to a clarifying point on, I think, your response to Marty’s question.  I guess, when you talk about the additional opportunities as being potentially three silos instead of six, is it fair to think of the total addressable market of these alternative solutions as being 50% of the sand addressable market?

Kyle Ramachandran

So, it’s every well site is going to have sand storage.  Every well site is going to have consumable storage, friction reducers storage, etc.  So, I think it’s the same addressable market as to physical locations or frac fleets, etc.

Again, we haven’t described the economic model from an earnings standpoint, but just very rough numbers if we’re looking at half of the physical equipment, it’s likely that the capital cost is somewhere in the order of half of a 6-pack.  So, the 50% is really more a question of what is it going to take to provide this sort of technology to our customers, not pay them from a perspective of how many systems can we build.

Praveen Narra

Right, okay, great.  Coming back to John’s question on pace of growth, I guess, when we think about it going forward, you mentioned the early discussions of potentially going through a dividend.  Do we think as we go into 2019 that certainly there are opportunities for growth at similar levels that we can hold the 24 per month per quarter as we move forward?

Bill Zartler

Honestly looking for building another 24 systems a quarter for an entire year, probably puts us at a market share that one would think is extreme and probably more than we can achieve.  So, I would hesitate to guide to 24 a month for the year and recognize that we’re very close to generating enough free cash right now to pay for 8 a month.  So, as soon as that slows down or moves toward the manufacture of other liquids equipment that we think is attractive, we will migrate that way and there’s a tremendous amount of cash that gets generated either for that use or to return to shareholders or some combination of all of those over the course of 2019.  And, we’re evaluating all those options live.

Kyle Ramachandran

But that being said, what I would say is 15 months ago, 4 systems a month was our target and we felt that was the pace the market wanted.  We’ve been certainly surprised with the rapid adoption that has allowed us to put eight systems a month into the market for five or six months in a row at this point.  I mean, when you just think of the quantum there, that’s pretty significant.

So, we have surprised ourselves over the last 15 months as to our penetration.  So, I certainly echo Bill’s comments, but I think there is an opportunity here to gain more market share than you would traditionally see in a service offering given, again, some of the things that we’ve talked about in the past.  This is a very low overall cost relative to the cost of the well and it saves people a heck of a lot of money and it works really well. So, I think there is an opportunity here to grow at a rate that would be probably higher than what you’d see in a traditional offering.

Praveen Narra

Okay, perfect.  If I could squeeze one more in, you have a couple or a few belly dump systems out there, I guess, could you update us on the turnaround speed of trucks on the belly dump systems?

Kyle Ramachandran

It’s anywhere from 15 to 18 minutes, I would say, per truck.  It’s additional flexibility for our customers.  I think there’s been some discussions around the elimination of pneumatic trucks or systems that only use belly dump trucks and we certainly think there is an appetite for flexibility in your supply chain to use the belly dump trucks.  The challenge, I think, it’s ultimately about how much throughput can you put into a system over, say, an hour period.  And our pneumatic delivery allows us to deliver up to 24 trucks in parallel, while in the belly dump solution, you’re doing one or maybe two trucks in parallel.  And so even at say 15 minutes per truck, the actual hourly throughput is much lower in a belly dump system.

So, we think there’s an opportunity to deploy additional belly dumps, but we don’t think the pneumatics go away.  The customers that we have that are what we would describe as the most efficient in terms of managing their sand supply chain, the majority of them rely 100% on pneumatics and they are able to manage that process just as efficiently and more efficiently, I’ll say than when you’re using a belly dump at one or two at an interval.

So, it’s really about throughput.  It’s not necessarily about belly dump versus pneumatic.  It’s about how much volume can I offload in a given period of time.

Bill Zartler

And on top of that, the evolution of the pneumatic trucks and cabs are lightening up for the milk runs back and forth, especially when you start moving in the local mines.  And, they are able to get significantly more sand in some of the pneumatics than certainly you can in the boxes.

Praveen Narra

That’s very helpful.  Thank you very much.

Operator

Again, if you would like to ask a question, please press star, then one.  The next question comes from Jason Wangler with Imperial Capital.  Please go ahead.

Jason Wangler

Morning, guys.

Bill Zartler

‘Morning.

Jason Wangler

I was just curious; it seemed like the margins kind of popped up again in the second quarter and I know in the first quarter, you had some good price increases, but I don’t think that happened in the second quarter.  Can you maybe just talk on if maybe the cost side has seen inefficiencies or maybe what’s happened there as the margins kind of keep higher?

Kyle Ramachandran

Sure, certainly on the rental side, as we’ve described in the past, we set pricing for the most part for all of 2018 with our customers, so I don’t think we saw a whole lot of price increase in the second quarter.  But, as far as margin profile, we did get some margin appreciation really on the service side.  As we talked about last quarter, we had some payroll taxes that kick in the first quarter and some of those have started to be fulfilled.  So, we have seen some expansion there and secondly, in terms of our field technicians, we talked about it in the last quarter.  We did have a ramp-up in field techs in the first quarter as we were anticipating ramping to eight systems a month and we started to normalize that out so we didn’t have quite as much hiring in the second quarter given the ramp-up in the first quarter.

Jason Wangler

Great.  That’s all I had.  I’ll turn it back.  Thank you.

Bill Zartler

Thanks.

CONCLUSION

Operator

Ladies and gentlemen this concludes our question and answer session.  I would like to turn the conference back over to Bill Zartler for any closing remarks.

Bill Zartler

Thanks, everybody, for participating and listening to our call.  ‘Appreciate your support.

Operator

The conference is now concluded.  Thank you for attending today’s presentation.  You may now disconnect.